[THE LEBRECHT GROUP, APLC LETTERHEAD]



                                 April 18, 2002



Single  Source  Financial  Services  Corporation
121  North  San  Vicente  Boulevard
Beverly  Hills,  California  90211

Ladies  and  Gentlemen:

     You have requested our opinion as counsel for Single Source Financial Services Corporation, a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 3,000,000 shares of Company common stock issuable under the Single Source Financial Services Corporation 2002 Omnibus Securities Plan.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about April 18, 2002 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.


                         Sincerely,

                         /s/  The  Lebrecht  Group,  APLC

                         The  Lebrecht  Group,  APLC

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